EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

August 15, 2002

NEW CENTURY EQUITY HOLDINGS CORP.
RECEIVES NASDAQ LISTING EXTENSION

SAN ANTONIO, TX…New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) today announced the receipt from The Nasdaq Stock Market, Inc. of a 180-day extension, to February 10, 2003, to regain compliance with the Nasdaq listing requirement to trade at a price at or above $1.00 per share. The Company is in compliance with other listing requirements including the minimum stockholders’ equity requirement of $5 million.

Therefore, in order to regain compliance with the Nasdaq listing requirement, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten (10) consecutive trading days prior to February 10, 2003.

If compliance cannot be demonstrated by February 10, 2003 and the Nasdaq does not grant additional extensions or change the minimum trading price requirement, the Nasdaq will provide the Company with written notification that the Company’s common stock will be delisted.

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) is a holding company focused on high growth, technology-based companies and investments. The Company’s holdings include its investments in Princeton eCom Corporation, Tanisys Technology, Inc., Sharps Compliance Corp. and Microbilt Corporation. New Century (www.newcenturyequity.com) is the lead investor in Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions and Tanisys Technology, Inc. (www.tanisys.com), a developer and marketer of semiconductor testing equipment. New Century is also a financial investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of cost-effective logistical and training solutions for the healthcare, hospitality and residential markets and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.